EXHIBIT 10.18

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“the Amendment”) is made as of March 2, 2004 (the “Effective Date”), between COMSYS Information Technology Services, Inc. (“COMSYS”), a Delaware corporation, and Margaret G. Reed (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree to amend that certain Employment Agreement dated May 2, 2001, by and between COMSYS and Employee (the “Agreement”) as follows:

1. Section 3 of the Agreement is amended by inserting a new Section 3.9 as follows:

“3.9 Special Bonus. In addition to the Base Salary and any other bonuses awarded under Section 3.2 of the Agreement or any other bonus or incentive plan Employee is or may become eligible to participate in and receive benefits under, commencing with the fiscal year ending December 31, 2004, Employee will receive a special bonus equal to 33% of the Savings (as defined below) in legal fees. Savings for the fiscal year ended December 31, 2004 shall mean the difference between $1,086,000 and the amount of Litigation Fees. Litigation Fees shall mean the amount of outside legal fees and expenses incurred by COMSYS during the year ended December 31, 2004, as determined by the Chief Financial Officer and Employee (i.e., on substantially the same basis as recording the $1,086,000 amount in fees and settlements for 2003), plus any settlements entered into in lieu of spending outside legal fees and expenses during such period, minus any legal fees and expenses paid for legal advice rendered in connection with any (i) of the COMSYS’ credit facilities (senior, subordinated or otherwise), (ii) equity or debt securities, (iii) management incentive plans, (iv) corporate restructuring or realignment, merger, acquisition, divestiture or disposition (or similar transaction), (v) litigation pursued by COMSYS as plaintiff or counterclaimed by COMSYS in response to a COMSYS demand, and (vi) settlements paid by COMSYS for actual damages incurred by the other party or gains or profits received by COMSYS. Employee will receive her bonus for the fiscal year ending December 31, 2004, at the same time as COMSYS pays all of its bonuses for the 2004 calendar year based on financials, which generally is on or before March 15, 2005.”

2. General Provisions.

2.1 Severability. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Amendment will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

2.2 Complete Agreement. This Amendment, along with the Agreement, embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

2.3 Counterparts. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

2.4 Successors and Assigns. Except as otherwise provided herein, this Amendment shall bind and inure to the benefit of and be enforceable by Employee, Comsys and their respective successors and assigns; provided that the rights and obligations of Employee under this Amendment shall not be assignable.

2.5 Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Amendment and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

2.6 Amendment and Waiver. The provisions of this Amendment may be amended and waived only with the prior written consent of COMSYS and Employee.

2.7 Other Provisions. This Amendment does not purport to amend any provisions of the Agreement not expressly amended and all such provisions shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

COMSYS INFORMATION TECHNOLOGY SERVICES, INC.

By:	/s/ MICHAEL T. WILLIS
Michael T. Willis Chief Executive Officer and President

/s/ MARGARET G. REED
Margaret G. Reed